Exhibit 15.1

Letter re: Unaudited Interim Financial Information

Board of Directors

Chaparral Steel Company

We are aware of the incorporation by reference in the Registration Statement Numbers 333-126992 and 333-137146 on Form S-8 and in the related Prospectuses of our report dated October 9, 2006 relating to the unaudited consolidated interim financial statements of Chaparral Steel Company which are included in its Form 10-Q for the quarter ended August 31, 2006.

Pursuant to Rule 436(c) of the Securities Act of 1933 our report is not part of the Registration Statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.

/s/ Ernst & Young LLP

October 10, 2006

Dallas, Texas